MADISON AIR

June 12, 2026

David Wisniewski
Via email

Dear David,

I am pleased to confirm our offer to you to join our team at Madison Air in the role of Chief Accounting Officer, based in Chicago, IL. In this role, you will report directly to me. We are excited that you are joining us on our journey to make the world safer, healthier and more productive through the power of better air. We are impressed with your background and experience and are convinced that you will be a great addition to our team. This letter confirms the terms and conditions of employment that you and I have previously discussed. Your start date will be June 17, 2026.

Your annual base salary will be $355,000.00, ("Base Salary") which will be paid bi-weekly ($13,653.85 per pay period) in accordance with the company's normal payroll procedures. You will be eligible to participate in the Madison Air Annual Incentive Compensation Plan (the "Plan"). Your target bonus payout will be 50% of your Base Salary. The actual payout will, of course, depend on the Company's achievement of the defined performance measures in the Plan. Your maximum payout under the plan will be equal to 100% of Base Salary. Pursuant to the Plan, you must be employed on the payment date in order to be eligible for any payout under the Plan.

Subject to the terms of the Madison Air Solutions Corporation Third Amended and Restated Equity Appreciation Rights Plan (the "EAR Plan"), you will receive a grant of EAR Units with a value of $700,000 based on the closing price of Madison Air stock on the trading day immediately preceding the grant date. The EAR Units will be granted on the 15th day of the month following the month of your start date (or if not a trading day, the next preceding trading day).

During your employment with Madison Air and its affiliated companies, you will be eligible to participate in the benefit plans maintained by the Company for the benefit of its employees. We will provide you with the relevant enrollment information for our various benefit plan options. All health and wellness benefits are effective on your date of hire. You will be eligible to participate in the Company sponsored 401k plan on the first of the month following two months of service.

Please be advised that this letter is intended to provide general information related to our offer of employment and does not represent a contract of employment. Your employment with Madison Air and its affiliated companies is "at will", which means that either you or the Company may terminate the relationship at any time with or without cause and with or without advance notice.

We also participate in E-Verify, an internet-based system operated by the Department of Homeland Security, in partnership with the Social Security Administration that verifies whether an individual is eligible to work in the United States. This is to notify you that an E-Verify check will be conducted, and you must successfully pass the E-Verify check. Information about what you will need to do to complete this process will be provided to you once you sign and return this offer letter.

This offer is contingent upon the positive results of a background check. Also, your execution of a confidentiality, non-competition and non-solicitation agreement is a condition of employment with Madison Air and its affiliated companies.

Please carefully review this information to ensure that this offer reflects our previous discussions. This letter contains the entire understanding of the terms and conditions of this offer of employment.

Please acknowledge your acceptance by signing below and returning the signed letter to me.

MADISON AIR

We are excited that you will be joining our company. With your background and experience, I am confident that we can provide a tremendous career path opportunity for you. I look forward to hearing from you soon.

Sincerely,

JJ Foley
CFO
Madison Air

I, David Wisniewski, hereby accept employment with Madison Air and its affiliated companies, on the terms and conditions outlined above.

Signature: ____________________

Date: 12 JUNE 2026